Exhibit 99.2
NEWS RELEASE
March 21, 2007
FOR IMMEDIATE RELEASE
Washington, DC

Contact:	Scott R. Royster, EVP and CFO
(301) 429-2642
RADIO ONE, INC. Receives Nasdaq Notice regarding Delayed Filing of Form 10-K
Washington, DC: — Radio One, Inc. (Nasdaq: ROIAK and ROIA) today announced that it received a letter from The Nasdaq Stock Market (the “Nasdaq Staff Determination Notice”) on March 19, 2007, stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The Nasdaq Staff Determination Notice was issued in accordance with Nasdaq procedures when Radio One did not file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 by the due date for such report. The Company has filed a request for a hearing before Nasdaq’s Listing Qualifications Panel (the “Panel”) to review the determination and request an exception, in accordance with Nasdaq procedures. A timely request for a hearing automatically stays the suspension and delisting, pending a determination by the Panel. Radio One’s stock will continue to be listed on the Nasdaq Global Market until the Panel issues its decision and during any extension that is allowed by the Panel.
Radio One anticipated receipt of this notice from Nasdaq because, as previously disclosed, the ongoing independent review of its historical stock option granting practices has caused it to delay the filing of it Annual Report on Form 10-K for the fiscal year ended December 31, 2006. On February 21, 2007, the Company announced that its audit committee is conducting an internal review of its historical stock option practices and related accounting treatment, assisted by outside legal counsel. The Company intends to file its Form 10-K as soon as practicable after completion of the internal review, which the Company expects will bring it back into compliance with Nasdaq Marketplace Rule 4310.
Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2005 net broadcast revenue) and the largest radio broadcasting company that primarily targets African-American and urban listeners. Radio One owns and/or operates 70 radio stations located in 22 urban markets in the United States and reaches approximately 14 million listeners every week. Additionally, Radio One owns Giant Magazine (www.giantmag.com) and interests in TV One, LLC (www.tvoneonline.com), a cable/satellite network programming primarily to African-Americans and Reach Media, Inc. (www.blackamericaweb.com), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Radio One also operates the only nationwide African-American news/talk network on free radio and programs “XM 169 The POWER,” an African-American news/talk channel, on XM Satellite Radio.
Cautionary Note Regarding Forward Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent management’s current expectations and are based upon information available to Radio One at the time of this release. These forward-looking statements include statements about the status of the listing of Radio One, Inc.’s securities on the Nasdaq Global Market. These statements are just predictions and involve risks and uncertainties; actual results may differ significantly. These risks include, but are not limited to: the possibility that Nasdaq may reject Radio One’s request and, as a result, delist its common stock; Radio One may continue to be unable able to file the requisite periodic reports on a timely basis or otherwise comply with the Nasdaq listing requirements; and uncertainties with respect to the timing, results and final conclusions of the audit committee’s review of Radio One’s stock option grant practices and completion of its restated and current financial statements. Radio One does not undertake to update any forward-looking statements, other than as required by law.

If we become delinquent with our filings with the SEC, we may face several adverse consequences.
As discussed above, we are reviewing our historical stock option granting practices from May 5, 1999 to date, and have preliminarily concluded that the correct measurement dates for certain stock option grants made by us differ from the measurement dates previously used to account for such option grants. As a result of this review, we have delayed filing our Annual Report on Form 10-K for the year ended December 31, 2006 and, although we are working as quickly as possible to complete our review and restatement, we cannot provide assurance as to when these processes will be completed. If we are not current with our filings with the SEC, investors in our securities may not have the information required by SEC rules regarding our business and financial condition with which to make decisions regarding investment in our securities. In addition, until we are current with our SEC filings, the SEC will not declare a registration statement covering a public offering of securities effective under the Securities Act of 1933.
We also will not be eligible to use a “short form” registration statement on Form S-3 to make equity or debt offerings for a period of 12 months after the time we become current in our filings. These restrictions could adversely affect our ability to raise capital, as well as our business, financial condition and results of operations. In addition, if we are not able to make these filings, our credit rating and our ability to obtain immediate and continued access to additional liquidity could be impaired.
The SEC has commenced an informal inquiry into our historical stock option practices, the outcome of which could have a material adverse effect on us.
The SEC is conducting an informal inquiry and has requested documents related to our review of stock option accounting disclosed in our Form 8-K filed with the SEC on February 21, 2007. Other governmental agencies, such as a U.S. Attorney’s Office, also might take action against us in response to or based on the outcome of, or developments in, the SEC’s informal inquiry. We cannot provide you with any assurance that we will not be subject to adverse publicity, regulatory fines or penalties, other contingent liabilities or adverse customer reactions in connection with this matter. Further, we cannot predict the ultimate resolution of the inquiry or determine the ultimate effect on our financial condition or results of operations; if the informal inquiry by the SEC escalates into a formal civil proceeding, it could result in civil penalties, disgorgement, and the imposition of mandatory governance guidelines or other restrictions, all of which may have a material adverse effect on us.